Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

OF

JAMBA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

The undersigned, the Senior Vice President and General Counsel of Jamba, Inc. (hereinafter called the “Company”), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Company, the said Board of Directors on May 30, 2009, adopted the following resolution creating a series of 170,000 shares of Preferred Stock designated as Series B-1 Convertible Preferred Stock and a series of 134,348 shares of Preferred Stock designated as Series B-2 Convertible Preferred:

WHEREAS, the Company’s Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”); and

WHEREAS, the Company’s Certificate of Incorporation authorizes the Board of Directors to provide by resolution for the issuance of shares of preferred stock in one or more series, and to fix for each such series such voting powers (full or limited), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, two series of Preferred Stock of the Company be and hereby are created, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The designation of such series of Preferred Stock shall be (i) “Series B-1 Convertible Preferred Stock,” $0.001 par value per share (the “Series B-1 Preferred Stock”), and (ii) “Series B-2 Convertible Preferred Stock,” $0.001 par value per share (the “Series B-2 Preferred Stock,” and collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). The maximum number of shares of Series B-1 Preferred Stock shall be 170,000 and the maximum number of shares of Series B-2 Preferred Stock shall be 134,348. The Series B-1 Preferred Stock and Series B-2 Preferred Stock shall, with respect to rights upon liquidation, winding up, dissolution, redemption or otherwise, rank pari passu with one another and, except as otherwise provided herein, the powers, preferences and relative, optional and other special rights of the shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, and the qualifications, limitations or restrictions thereof, shall otherwise be identical.

Section 2. Dividends and Distributions.

(A) The holders of record of the outstanding shares of Series B Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board or an authorized committee thereof, dividends at the rate of eight percent (8%) of the Stated Liquidation Preference Amount (as defined in Section 4(A) below) per share per annum from the date of issuance (the “Issuance Date”) of the Series B Preferred Stock; provided, that, such rate shall be increased to ten percent (10%) of the Stated Liquidation Preference Amount in the event that, and for so long as (x) the shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the American Stock Exchange or (y) there has occurred an Expansion Director Event (as defined below in Section 3(D) below) and the Dividend Arrearages related thereto have not yet been paid in full and in cash. Dividends on the Series B Preferred Stock shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor, and, at the Company’s option, on a quarter by quarter basis from the Issuance Date, shall either (i) be paid in cash at the end of each quarterly period (each, a “Dividend Payment Date”) following the Issuance Date, if the Company is legally able to declare and pay a dividend under the General Corporation Law of the State of Delaware or (ii) added to the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 2(A) (until such time as the Company declares and pays such dividend in full and in cash, at which time, such dividend shall not be part of the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 2(A)) (any amount that has been added to the Stated Liquidation Preference Amount and not yet paid, a “Dividend Arrearage”).

(B) Subject to Section 3(E)(iii), so long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any shares of Common Stock or any series of equity securities of the Company which, by their terms, rank junior to the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (together, with the Common Stock, the “Junior Stock”) unless at the time of such dividend or Distribution the Company simultaneously pays a dividend or Distribution on each outstanding share of Series B Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Junior Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend or Distribution.

(C) For purposes hereof, “Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) the redemption of the shares of Series B Preferred Stock provided in Section 6 below.

Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) The holders of outstanding shares of Series B Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company’s Bylaws. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of votes that would be attributable to the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock, assuming such conversion took place on the record date for determining the stockholders entitled to vote on such matter. Except as provided herein or by law, holders of outstanding shares of Series B Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

(B) At each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company (the “Board of Directors”) are to be elected, or whenever members of the Board of Directors are to be elected by written consent:

(i) the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-1 Preferred Stock vote separately as a class shall be entitled to elect (x) two (2) directors so long as 85,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure) or more shares of Series B-1 Preferred Stock are outstanding at such time or (y) one (1) director so long as less than 85,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), but at least 42,500 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), shares of Series B-1 Preferred Stock are outstanding at such time (any such director, a “Series B-1 Director”). So long as the holders of shares of Series B-1 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-1 Preferred Stock to vote for and elect one or two Series B-1 Directors (the “Series B-1 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause any such Series B-1 Director, and only the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to otherwise fill any vacancy in the office of such Series B-1 Director occurring for any reason. Removal of a Series B-1 Director and election of a successor Series B-1 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-1 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to a Series B-1 Director Election Right, as set forth above (a “Representation Reduction Event”), then (a) the right of the holders of the Series B-1 Preferred Stock to elect such additional director(s) shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person(s) elected as a Series B-1 Director(s) by the holders of the Series B-1 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) neither the remaining Series B-1 Director (if any) nor the holders of shares of Series B-1 Preferred Stock shall have any right to elect or appoint a Series B-1 Director to replace such director. To the extent that there is more than one Series B-1 Director on the Board immediately prior to the Representation Reduction Event, the holders of a majority of the then-outstanding shares of Series B-1 Preferred Stock shall have the right to designate which of the Series B-1 Directors’ terms shall end pursuant to this Section 3(b)(i) and cause such person to resign from the Board; provided, that if holders of a majority of the then-outstanding shares of Series B-1 Preferred Stock fail to designate in advance which of the Series B-1 Directors’ terms shall end, the directors (other than the Series B-1 Directors) shall then be entitled to make such designation.

(ii) the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-2 Preferred Stock vote separately as a class shall be entitled to elect one (1) director so long as 33,587 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure) or more shares of Series B-2 Preferred Stock are outstanding at such time (such director, the “Series B-2 Director”). So long as the holders of shares of Series B-2 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-2 Preferred Stock to vote for and elect the Series B-2 Director (the “Series B-2 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause the Series B-2 Director, and only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled fill the vacancy created by such removal or to otherwise fill any vacancy in the office of the Series B-2 Director occurring for any reason. Removal of the Series B-2 Director and election of a successor to the Series B-2 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-2 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to a Series B-2 Director Election Right, as set forth above, then (a) the right of the holders of the Series B-2 Preferred Stock to elect a Series B-2 Director shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as a Series B-2 Director by the holders of the Series B-2 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series B-2 Preferred Stock shall not have any right to elect or appoint a Series B-2 Director to replace such director.

(C) If at the Company’s 2010 annual meeting of its stockholders there are more than nine (9) members serving on the Board of Directors and there are at least 67,174 shares of Series B-2 Preferred Stock outstanding at such time (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), then the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-2 Preferred Stock vote separately as a class shall be entitled to elect one (1) additional director (the “Additional Series B-2 Director”). So long as the holders of shares of Series B-2 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-2 Preferred Stock to vote for and elect the Additional Series B-2 Director (the “Additional Series B-2 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause the Additional Series B-2 Director, and only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled fill the vacancy created by such removal or to otherwise fill any vacancy in the office of the Additional Series B-2 Director occurring for any reason. Removal of the Additional Series B-2 Director and election of a successor to the Additional Series B-2 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-2 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to the Additional Series B-2 Director Election Right, as set forth above, then (a) the right of the holders of the Series B-2 Preferred Stock to elect the Additional Series B-2 Director shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as an Additional Series B-2 Director by the holders of the Series B-2 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series B-2 Preferred Stock shall not have any right to elect or appoint an Additional Series B-2 Director to replace such director.

(D) If and whenever at any time or times an Expansion Director Event occurs, then the number of directors constituting the Board of Directors shall be increased by one, as soon as practicable, and the affirmative vote or consent of the holders of at least majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-1 Preferred Stock and the holders of Series B-2 Preferred Stock vote together as a single class, shall be entitled to elect one (1) director to the Board of Directors to fill the newly created directorship (the “Expansion Director Election Right” and, any such director, an “Expansion Director”). Such voting rights may be exercised at a special meeting of the holders of the shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, at any annual meeting of stockholders or by written consent, in each case, held or obtained for the purpose of electing directors and, thereafter, until such time as all Dividend Arrearages shall have been paid in full in accordance with clause (i) of Section 3(A), at which time, such voting Expansion Director Election Rights and the terms of the directors elected pursuant to this Section 3(D) shall terminate and the term of office of the Expansion Director shall forthwith terminate and the number of Board of Directors shall be reduced accordingly. Prior to the termination of such Expansion Direction Election Rights, only the holders of a majority of the shares of the Series B Preferred Stock then outstanding at the time shall be entitled to remove from the Board of Directors without cause the Expansion Director, and only the holders of a majority of the shares of Series B Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to fill any vacancy in the office of the Expansion Director occurring for any reason. For purposes of this Certificate of Designation, “Expansion Director Event” shall mean the failure of the Company to declare and pay in full and in cash dividends on shares of the Series B Preferred Stock with respect to periods ending on three (3) consecutive Dividend Payment Dates.

(E) The Series B-1 Preferred Stock and the Series B-2 Preferred Stock, as a single class, shall have the following additional class voting rights: So long as any shares of the B-1 Preferred Stock or the Series B-2 Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the B-1 Preferred Stock and the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class:

(i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock that ranks (x) on a parity with the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (collectively, “Parity Stock”) or (y) senior to the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (collectively, “Senior Stock”);

(ii) issue to officers or directors of the Company, or any persons or entities affiliated with such officers and directors, any shares of Common Stock for consideration less than the Conversion Price then in effect or any options, warrants or other rights to acquire shares of Common Stock at an exercise price per share less than the Conversion Price then in effect other than with respect to shares of Common Stock issuable upon the exercise of stock options or other securities issued under a Company stock plan or issued outside a Company stock plan as compensation;

(iii) declare, pay or set apart for payment any dividend or Distribution on the shares of Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares or Junior Stock or Parity Stock whether in cash, obligations or shares of the Company or other property, or permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any shares of Junior Stock or Parity Stock or any such warrants, rights, calls or options; provided, however, that the Company may declare, pay or set apart for payment dividends on Junior Stock in the form of additional shares of Junior Stock; provided, further, that to the extent any dividends or Distributions on shares of Parity Stock are permitted hereunder, such dividends or Distributions shall be made on the shares of Series B Preferred Stock and the shares of Parity Stock on a pari passu basis and if the dividends or Distributions are paid on the shares of Series B Preferred Stock and shares of Parity Stock are in an amount less than total amount of such dividends or Distributions at the time accumulated on such shares, such dividends or Distributions shall be allocated pro rata per share in proportion to the full liquidation preference to which each share is entitled;

(iv) amend the Certificate of Incorporation, this Certificate of Designation, or the Bylaws of the Company (including by way of merger, consolidation or otherwise) so as to affect adversely any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that (a) any creation and issuance of shares of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (b) any Liquidation (as defined in Section 4(A) below), whether by merger, consolidation or otherwise, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers and (c) the Company shall not be restricted from authorizing an amendment to the Certificate of Incorporation solely for the purpose of effecting a reverse stock split (and for no other purpose) other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v) authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to the Series B Preferred Stock; provided, however, that the Company shall not be restricted by the foregoing from authorizing or effecting a reverse stock split other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Exchange Act;

(vi) reclassify the Company’s outstanding securities; or

(vii) enter into any contract, agreement or other arrangement that would, directly or indirectly, preclude the Company from (x) complying with any of its obligations under Section 6 or (y) making payment in full in cash on each Dividend Payment Date of the dividends contemplated in Section 2 above.

(F) Except as set forth herein, in the Certificate of Incorporation or required by law, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Liquidation Preference.

(A) In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue Price (defined below) plus any applicable Dividend Arrearages (the “Stated Liquidation Preference Amount”), plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of such Liquidation, whether or not declared or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (the amount payable to the holders of Series B Preferred Stock pursuant to clause (i) or (ii) of this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and holders of shares of Parity Stock (if any) the full liquidation preference (including, with respect to the shares of Series B Preferred Stock, the Series B Liquidation Amount) to which they shall be entitled under this Section 4(A), the holders of shares of Series B Preferred Stock and holders of shares of Parity Stock (if any) shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All payments for which this Section 4(A) provides shall be in cash, property (valued at its Fair Market Value as defined in Section 4(E) below) or a combination thereof; provided, however, that no cash shall be paid to holders of shares of Common Stock or any other Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 4(A). After payment of the full Series B Liquidation Amount, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company. The “Series B Original Issue Price” shall be $115.00 per share of Series B Preferred Stock and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure.

(B) For purposes hereof, any transaction of series of related transactions that constitutes (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company or (iv) transaction or series of related transactions following which the Company’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a “Reorganization Event”) shall be deemed to be a Liquidation unless otherwise determined by the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding. Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(C) The Company shall not have the power to effect any transaction constituting a Reorganization Event pursuant to clause (ii) of Section 4(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 4(A) above.

(D) Unless otherwise waived by the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding, written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series B Preferred Stock then outstanding at their respective addresses as the same shall appear on the books of the Company.

(E) The “Fair Market Value” of any property in connection with any given transaction shall mean:

(i) if it is a security listed on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii) if it is a security actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii) if there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Board of Directors; provided, that if a majority of the holders of the Series B Preferred Stock then outstanding disagree with such determination, such fair market value shall be determined by a nationally recognized independent investment banking firm selected by such holders, and reasonably acceptable to the Board of Directors; provided, further, that the determination of such investment banking firm shall be binding upon the parties hereto and the cost thereof shall be borne by the Company.

Section 5. Conversion. The holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(A) Holder’s Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series B Preferred Stock then outstanding may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series B Original Issue Price multiplied by the number of shares of Series B Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(D) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. Upon a Voluntary Conversion, the Company must pay the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date (as defined below), whether or not declared.

(B) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert shares of Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company, (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice, and (C) wire instructions for payment of the amount equal to the Dividend Arrearage plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared. For the purposes of this Certificate of Designation, “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within two (2) days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third (3rd) Business Day), (i) issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled and (ii) wire the Dividend Arrearage, if any, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared in accordance with the wire instructions provided pursuant to clause (C) of Section 5(B)(i) above. Notwithstanding the foregoing to the contrary, the Company or its designated transfer agent shall only be required to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or its designated transfer agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Series B Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(C) Company’s Right to Convert.

(i) At any time on or after the second anniversary of the date on which shares of Series B Preferred Stock are first issued, if the Company’s Common Stock trading volume averages 150,000 shares (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per Trading Day (as defined below) (as reported by Bloomberg or such other reporting agency as may be reasonably designated by the Company and approved by the holders of a majority of the shares of Series B Preferred Stock then outstanding) over the immediately preceding 30 trading days and the daily volume weighted average price per share (“VWAP”) of the Common Stock on its principal trading market (the “Relevant Market”) over any 20 of the immediately preceding 30 Trading Days (as defined below) exceeds the product of (1) 2.5 and (2) the then applicable Conversion Price (as defined in Section 5(D) below) (a “Company Conversion Right Qualifying Event”), the Company will have the right, but not the obligation, at any time during which a Company Conversion Right Event exists and for the ten (10) Trading Days thereafter, to convert (the “Company Conversion Right”) each outstanding share of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Series B Original Issue Price divided by (y) the Conversion Price of the Series B Preferred Stock in effect on the Company Conversion Date (as defined below), with the Company to pay to the holder of each outstanding share of Series B Preferred Stock an amount equal to the Dividend Arrearage, if any, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, Company Conversion Date, whether or not declared, with respect to shares so converted,.

(ii) To exercise a Company Conversion Right, the Company shall deliver to each holder of record of Series B Preferred Stock an irrevocable written notice (a “Company Conversion Notice”) indicating the effective date of the conversion (the “Company Conversion Date”).

(iii) On the Company Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series B Preferred Stock shall represent only the shares of Common Stock into which the shares of Series B Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series B Preferred Stock unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the conversion of the Series B Preferred Stock pursuant to this Section 5(C), the holders of shares of Series B Preferred Stock shall surrender the certificates representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(B)(ii)) to the holder within three (3) Business Days of the holder’s delivery of the applicable Series B Preferred Stock certificates. Upon the Company Conversion Date and upon provision by a holder of outstanding shares of Series B Preferred Stock of such holder’s wire instructions, the Company shall wire, in accordance with such instructions, within three (3) Business Days of the provision of such instructions, the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Company Conversion Date, whether or not declared, with respect to the shares so converted.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock effected by the Company’s exercise of the Company Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Company Conversion Date.

(v) The term “Trading Day” shall mean, for purposes of determining a VWAP per share of Common Stock, a Business Day on which the Relevant Market is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event. A “Market Disruption Event” shall mean that any of the following events that has occurred: (i) any suspension of, or limitation imposed on, trading by the Relevant Market during the one-hour period prior to the close of trading for the regular trading session for the Relevant Market (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Market, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock for the Relevant Market; (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session for the Relevant Market (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock in the Relevant Market or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock for the Relevant Market; or (iii) the failure to open of the Relevant Market on which futures or options contracts relating to the Common Stock, are traded or the closure of such market prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such market at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such market for execution at the actual closing time on such day.

(D) Conversion Price. The term “Conversion Price” shall mean $1.15 per share, subject to adjustment under Section 5(E) hereof.

(E) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased (e.g., a 2:1 stock split shall result in a decrease in the Conversion Price by  1/2 , taking into account all prior adjustments made thereto under this Section 5(E)). If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased (e.g., a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 5(E)). Any adjustments under this Section 5(E)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 4(B)) in which shares of Common Stock (but not shares of Series B Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5(E)(i) or Section 5(E)(ii)), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event each share of Series B Preferred Stock shall thereafter be convertible in lieu of the shares of Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board and approved by the holders of a majority of the shares of Series B Preferred Stock then outstanding) shall be made in the application of the provisions in this Section 5(E) with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series B Preferred Stock.

(iv) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 5, any subsequent event requiring an adjustment under this Section 5 shall cause an adjustment to such Conversion Price, as so adjusted.

(F) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of any such affected shares of Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount provided, however, that any such adjustments that are less than one percent will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Company, (y) the date of any notice of redemption under Section 6 and (z) any Conversion Date (as defined below).

(G) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to such holder cash equal to the product of such fraction multiplied by the average of the closing prices of the shares of Common Stock on the Company’s Relevant Market for the five (5) consecutive Trading Days immediately preceding the Voluntary Conversion Date or Company Conversion Date, as applicable.

(H) Reservation of Common Stock. The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding.

(I) Partial Conversion of Series B Preferred Stock. Conversion of shares of Series B Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date or Company Conversion Date, as applicable, and such date is referred to herein as the “Conversion Date.” Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the shares of Series B Preferred Stock so surrendered.

Section 6. Redemption.

(A) In addition to all other rights of the holders of Series B Preferred Stock contained herein, from and after the date that is seven (7) years after the date on which a share of Series B Preferred Stock is first issued, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall have the right, at such holders’ option, to require the Company to redeem, to the extent there are funds legally available therefor, all or a portion of the shares of Series B Preferred Stock, at the election of each holder of such shares of Series B Preferred Stock, at a price per share of Series B Preferred Stock equal to the Stated Liquidation Preference Amount, plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the Redemption Date (as defined below), whether or not declared (the “Redemption Price”), by delivery of written notice to the Company (the “General Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the General Redemption Request.

(B) Promptly following receipt of the General Redemption Request and no later than twenty (20) days prior to a Redemption Date, the Company shall mail a notice of optional redemption by first-class mail, postage prepaid to each holder of shares of Series B Preferred Stock, which notice shall state (i) the Redemption Date and the Redemption Price, (ii) the date upon which the redemption right terminates, which shall be not earlier than seven (7) days prior to the Redemption Date, (iii) the then applicable Conversion Price for the Series B Preferred Stock then in effect, and (iv) reference to this Section 6. Any holder of shares of Series B Preferred Stock may then, in its sole discretion, exercise its redemption right with respect to all or any portion of the shares of Series B Preferred Stock (the “Redemption Securities”) beneficially owned by such holder by delivery to the Company of a written notice no less than seven (7) days prior to the Redemption Date stating (x) that such holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such holder is exercising its redemption right.

(C) The Company shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(D) Shares of Series B Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series B Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

(E) Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series B Preferred Stock subject to redemption, at any time on or prior to the Business Day immediately preceding the Redemption Date; provided, however, that any shares of Series B Preferred Stock for which a holder delivers a Conversion Notice to the Company on or prior to the Business day immediately preceding the Redemption Date shall not be redeemed pursuant to this Section 6.

(F) Any redemption of shares of Series B Preferred Stock pursuant to this Section 6 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor. At the time of the Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Redemption, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series B Preferred Stock upon the Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series B Preferred Stock.

Section 7. Retirement of Reacquired Shares. Any shares of Series B Preferred Stock purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, but may not be reissued as shares of Series B Preferred Stock.

Section 8. Ranking. The Series B Preferred Stock shall be senior to all Junior Stock and other Series of the Company’s preferred stock as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true under the penalties of perjury this 15th day of June, 2009.

/s/ Michael Fox
Michael Fox Senior Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designation, Preferences and Rights of

Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock]

EXHIBIT A

JAMBA, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Jamba, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-1 or Series B-2 Preferred Stock, each with a par value of $0.001 per share (the “Preferred Shares”), of Jamba, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Series B-1 or Series B-2 Preferred Stock:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Name:
Title:

Dated: